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                                                                    EXHIBIT 99.1

     RESTORATION HARDWARE ANNOUNCES KEVIN W. SHAHAN, CHIEF FINANCIAL OFFICER

CORTE MADERA, Calif.--November 19, 2001 -- Restoration Hardware, a leading multi-channel, specialty retailer of products for the home, today announced the appointment of Kevin W. Shahan as its new Chief Financial Officer, effective December 3, 2001. Mr. Shahan most recently held the position of Chief Financial Officer and Vice President of Operations of NextMonet, Inc., an internet and catalog retailer of fine art products. Prior to NextMonet, Kevin was the Vice President, Chief Financial Officer for the retail division of Coach. He also spent four years as the Vice President and Chief Financial Officer at Smith & Hawken, a multi-channel, specialty retailer of garden and home products. Kevin is a graduate of Cornell University, and holds a Masters of Business Administration degree in Finance from New York University.

Gary Friedman, the Company's Chief Executive Officer, commented, "Given Kevin's multi-channel, specialty retail experience, we are very excited to welcome him to the Restoration Hardware team. Kevin's expertise in the areas of strategic planning and financial analysis will play a key role in executing our repositioning strategy."

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to expectations regarding employee performance, the position of the company in the retail industry, the completion of the company's repositioning strategy, and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or the company's achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the company operates, changes in the company's management information needs, changes in customer needs and expectations and governmental actions, including war and other actions resulting from terrorist activities, and other factors detailed in the company's filings with the Securities and Exchange Commission including its recent filings on

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Forms 10-K, 10-Q and 8-K, including those described in "Risk Factors," "Factors
That May Affect Future Results," "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Liquidity and Capital Resources" and in "Business" under the caption "Competition." The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:
Restoration Hardware, Inc.
Gary G. Friedman
Chief Executive Officer

(415) 924-1005
(415) 927-7083 Fax